STATE of DELAWARE
CERTIFICATE of TRUST

This Certificate of Trust is filed in accordance with the provisions of the Delaware
Statutory Trust Act (Title 12 of the Delaware Code, Section 3801 et seq.) (the “Act”) and sets forth the following:

First: The name of the trust is Horizon Funds (the “Trust”).

Second: The name and address of the Registered Agent in the State of Delaware is
Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808

Third: The Trust is or will become prior to or within 180 days following the first issuance of beneficial interests, a registered investment company under the Investment Company
Act of 1940, as amended (15 U.S.C. §§ 80a-1 et seq.).

Fourth: Pursuant to Section 3804 of the Act, notice is hereby given that the Trust shall consist of one or more series and that the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series of the Trust shall be enforceable against the assets of such series only, and not against the assets of the Trust generally or any other series.

By: /s/ Robert J. Cannon
Robert J. Cannon, Initial Trustee